EX-10.1

SHOE CARNIVAL, INC.

Restricted Stock Award Agreement

Under the 2017 Equity Incentive Plan

(Employee Directors)

Shoe Carnival, Inc. (the “Company”), pursuant to its 2017 Equity Incentive Plan (the “Plan”), hereby grants an award of Restricted Stock to you, the Participant named below. The terms and conditions of this Restricted Stock Award are set forth in this Restricted Stock Award Agreement (the “Agreement”), consisting of this cover page and the Terms and Conditions on the following pages, and in the Plan document, a copy of which has been provided or otherwise made available to you and is incorporated herein by reference and made a part of this Agreement. Any capitalized term that is not defined in this Agreement shall have the meaning set forth in the Plan, as it currently exists or as it is amended in the future.

Name of Participant: [_____________]
Number of Shares of Restricted Stock: [_____]	Grant Date: _________, 20__
Vesting Date: [______________]

By signing below or otherwise evidencing your acceptance of this Agreement in a manner approved by the Company, you agree to all of the terms and conditions contained in this Agreement and in the Plan document. You acknowledge that you have received and reviewed these documents and that they set forth the entire agreement between you and the Company regarding your rights and obligations in connection with this Restricted Stock Award.

PARTICIPANT:	SHOE CARNIVAL, INC.

_________________________________________	By: _________________________________________
[NAME]	Name:
Title:

Shoe Carnival, Inc.

2017 Equity Incentive Plan

Restricted Stock Award Agreement

Terms and Conditions

1. Grant of Restricted Stock. The Company hereby grants to you, as of the Grant Date specified on the cover page of this Agreement (the “Grant Date”) and subject to the terms and conditions in this Agreement and the Plan, an Award of the number of Shares of Restricted Stock specified on the cover page of this Agreement. Unless and until these Shares vest as provided in Section 4 of this Agreement, they are subject to the restrictions provided for in Section 3 of this Agreement and are referred to as “Restricted Shares.”

2. Issuance of Restricted Shares. Until the Restricted Shares vest as provided in Section 4 of this Agreement, the Restricted Shares will be evidenced either by a book-entry in your name with the Company’s transfer agent or by one or more stock certificates issued in your name. Any such stock certificate(s) will be deposited with the Company or its designee and will bear the following legend:

“This Certificate and the shares of stock evidenced hereby are subject to the terms and conditions (including possible forfeiture and restrictions on transfer) contained in the Shoe Carnival, Inc. 2017 Equity Incentive Plan (the “Plan”) and the Restricted Stock Award Agreement (the “Agreement”) between the registered owner of the shares evidenced hereby and the Company. Release from such terms and conditions shall be made only in accordance with the provisions of the Agreement and the Plan, copies of which are on file in the office of the Company’s Secretary.”

Any book-entry will be accompanied by a similar legend and shall be subject to such stop-transfer orders and other restrictions as the Company may deem advisable. Your right to receive this Restricted Stock Award is conditioned upon your execution and delivery to the Company of any instructions of assignment that may be necessary to permit transfer to the Company of all or a portion of the Restricted Shares if such Restricted Shares are forfeited in whole or in part.

3. Transfer Restrictions, Possible Forfeiture and Rights as Shareholder.

(a)
Until the Restricted Shares vest as provided in Section 4 of this Agreement, you are not entitled to sell, assign, transfer, exchange or encumber the Restricted Shares, other than by will or the laws of descent and distribution, and the Restricted Shares remain subject to possible forfeiture as provided in Section 5 of this Agreement. Any attempted transfer in violation of this Agreement or the Plan shall be null and void and of no effect.

(b) Except as otherwise provided in this Agreement or the Plan, you are entitled at all times on and after the Grant Date to all the rights of a shareholder with respect to the Restricted Shares, including the right to vote the Restricted Shares. Any dividends or distributions, including regular cash dividends, payable with respect to outstanding but unvested Restricted Shares, including any Shares or other property or securities distributable as the result of any equity restructuring or other change in corporate capitalization described in Section 12 of the Plan, shall be delivered to, retained and held by the Company subject to the same restrictions, vesting conditions and other terms of this Agreement to which the underlying unvested

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Restricted Shares are subject. At the time the underlying Restricted Shares vest, the Company shall deliver to you (without interest) such retained dividends and distributions that relate to the Restricted Shares that have vested. You agree to execute and deliver to the Company any instruments of assignment that may be necessary to permit transfer to the Company of all or any portion of any dividends or distributions subject to this Section 3(b) that may be forfeited.

4. Vesting of Restricted Shares.

(a)
Scheduled Vesting. If you remain a Service Provider continuously from the Grant Date, then the Restricted Shares will vest on the Vesting Date specified on the cover page of this Agreement (the “Vesting Date”).

(b)
Accelerated Vesting. Notwithstanding Section 4(a) of this Agreement:

(1)
Death or Disability. If your Service terminates prior to the Vesting Date due to your death or Disability, all of the Restricted Shares shall vest in full immediately upon such termination.

(2)
Change in Control. If a Change in Control occurs prior to the Vesting Date, all of the Restricted Shares shall vest in full immediately prior to the effective time of such Change in Control.

5. Effect of Termination of Service. Except as otherwise provided in accordance with Section 4(b) of this Agreement, if you cease to be a Service Provider, you will immediately forfeit all unvested Restricted Shares and all retained dividends and distributions that relate to such unvested Restricted Shares. Any Restricted Shares that are forfeited shall be returned to the Company for cancellation. You shall have no further rights as a shareholder of the Company with respect to the forfeited Shares, including, without limitation, any right to receive any dividend or distribution payable to shareholders of record on or after the date of such forfeiture.

6. Delivery of Unrestricted Shares. After any Restricted Shares vest pursuant to Section 4 of this Agreement, and after the Company has determined that all conditions to the release of such vested Shares to you, including compliance with all applicable legal requirements as provided in Section 18(c) of the Plan, have been satisfied, the Company shall, as soon as practicable, cause to be delivered to you, or to your designated beneficiary or estate in the event of your death, the applicable number of unrestricted Shares. Delivery of the unrestricted Shares shall be effected by the removal of restrictions on the book-entry in the stock register maintained by the Company’s transfer agent with a corresponding notice provided to you, by the electronic delivery of the Shares to a brokerage account you designate, or by delivery to you of a stock certificate without a restrictive legend.

7. No Right to Continued Service or Future Awards. This Agreement awards Restricted Stock to you, but does not impose any obligation on the Company to make any future grants or issue any future awards to you or otherwise continue your participation under the Plan. This Agreement will not give you a right to continued Service with the Company or any Affiliate, and the Company may terminate your Service without regard to the effect it may have upon you under this Agreement.

8. Tax Consequences. You acknowledge that unless you make a proper and timely Section 83(b) election as described below, then at the time the Restricted Shares vest, you will be obligated to recognize ordinary income and be taxed in an amount equal to the Fair Market Value as of the date of

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vesting of the Restricted Shares then vesting. You shall be solely responsible for any tax obligations that may arise as a result of this Award. The Company will retain a portion of the Shares that would otherwise be delivered to you upon the vesting of the Restricted Shares, which retained Shares shall have a Fair Market Value on the date the taxes are required to be withheld equal to the amount of taxes required to be withheld, unless you provide notice to the Company prior to the vesting date of the Restricted Shares that you desire to pay cash or direct the Company (or any Affiliate) to withhold from payroll or other amounts payable to you any sums required to satisfy such withholding tax obligations, and otherwise agree to satisfy such obligations in accordance with the provisions of Section 14 of the Plan.

You understand that, with respect to the grant of this Restricted Stock Award, you may file an election with the Internal Revenue Service, within 30 days of the Grant Date, electing pursuant to Section 83(b) of the Code to be taxed on the Fair Market Value of the Restricted Shares as of the Grant Date. You acknowledge that it is your sole responsibility to timely file an election under Section 83(b) of the Code. If you make such an election, you must promptly provide the Company with a copy.

9. Governing Plan Document. This Agreement and the Award are subject to all the provisions of the Plan, including the confidentiality, non-solicitation, forfeiture and recovery provisions set forth in Section 17 of the Plan, and to all interpretations, rules and regulations which may, from time to time, be adopted and promulgated by the Board or the Committee pursuant to the Plan. All interpretations of the Committee and all related decisions or resolutions of the Board or the Committee shall be final and binding on the Company and you. If there is any inconsistency between the provisions of this Agreement and the Plan, the provisions of the Plan will govern.

10. Entire Agreement. This Agreement and the Plan set forth the entire agreement and understanding of the parties hereto with respect to the issuance and delivery of the Restricted Shares and supersede all prior agreements, arrangements, plans, and understandings relating to the issuance and delivery of these Restricted Shares.

11. Choice of Law. This Agreement will be interpreted and enforced under the laws of the state of Indiana (without regard to its conflicts-of-law principles).

12. Binding Effect. This Agreement will be binding in all respects on your heirs, representatives, successors and assigns, and on the successors and assigns of the Company.

13. Electronic Delivery and Acceptance. The Company may deliver any documents related to this Restricted Stock Award by electronic means and request your acceptance of this Agreement by electronic means. You hereby consent to receive all applicable documentation by electronic delivery and to participate in the Plan through an on-line (and/or voice activated) system established and maintained by the Company or the Company’s third-party stock plan administrator.

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